13
Franklin Templeton Variable Insurance Products Trust
Form N-SAR
for the period ended June 30, 2001
File No. 811-5583

Sub-Item 77D.

At a meeting of the Board of Trustees of Franklin Templeton
Variable Insurance Products Trust (the "Trust") duly held on
April 17, 2001, the following resolutions were unanimously adopted:

     RESOLVED, that the elimination of non-fundamental investment policies of the Trust's Templeton Asset Strategy Fund, Templeton Developing Markets Securities Fund and Templeton International Securities Fund (the "Funds") providing that the Funds will not invest: (i) more than 15% of their total assets in securities of foreign issuers that are not listed on a recognized U.S. or foreign securities exchange; or (ii) more than 15% of their total assets in: (a) securities with a limited trading market; (b) securities subject to legal or contractual restrictions as to resale; and (c) repurchase agreements not terminable within seven days be, and it hereby is, approved; and

     FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.

Sub-Item 77Q1(e).  Exhibits

The following exhibits, except for 77Q1(e)(vi) which is attached, are incorporated by reference to registrant's EDGAR filing of Amendment #34 to its Registration Statement on Form N-1A on March
1, 2001:

          (i) Sub-Advisory Agreement between Franklin Advisers, Inc. and Templeton Investment Counsel, LLC, on behalf of Templeton International Securities Fund, dated as of January 1, 2001.

          (ii) Sub-Advisory Agreement between Franklin Advisers, Inc. and Templeton Investment Counsel, LLC, on behalf of Global Income Fund, dated as of January 1, 2001.

          (iii) Investment Advisory Agreement between the Fund, on behalf of Templeton Asset Strategy Fund, and Templeton Investment Counsel, LLC dated as of January 1, 2001.

          (iv) Sub-Advisory Agreement between Franklin Advisers, Inc., on behalf of Franklin Strategic Income Fund, and Templeton Investment Counsel, LLC, dated as of January 1, 2001.

          (v)  Sub-Advisory Agreement between Templeton Investment Counsel,
               LLC and Templeton Asset Management, Ltd., on behalf of Templeton International Smaller Companies Fund, dated as of January 1, 2001.

          (vi) Sub-Advisory Agreement between Franklin Advisers, Inc., on behalf of Franklin S&P 500 Index Fund, and SSgA Funds Management, Inc., entered into as of May 15, 2001.
Form N-SAR
Franklin Templeton Variable Insurance Products Trust
June 30, 2001

Exhibit 77Q1(e)(vi)

      FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
                          on behalf of
                   FRANKLIN S&P 500 INDEX FUND

SUBADVISORY AGREEMENT

This Agreement is entered into as of May 15, 2001, by and between Franklin Advisers, Inc., a California corporation (the
"Manager"), and SSgA Funds Management, Inc., a Massachusetts corporation (the "Subadvisor")

WHEREAS, Franklin S&P 500 Index Fund (the "Fund") is a series of
Franklin Templeton Variable Insurance Products Trust (the
"Trust"), an investment company registered with the U.S.
Securities and Exchange Commission ("SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, Manager and Subadvisor are registered as investment advisers under the Investment Advisers Act of 1940 (the "Advisers Act") and both are engaged in the business of supplying, among other things, investment advice and investment management services to investment companies and other investment counseling clients; and

WHEREAS, Manager has been retained to render investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the "Management Contract"), and Manager desires to retain Subadvisor to render investment advisory, research and related services to the Fund pursuant to this Agreement, and Subadvisor is willing to provide such services; and

WHEREAS, the Trust's board of trustees (the "Board"), including a majority of trustees who are not "interested persons" (as defined below) of any party to this Agreement, have consented to such an arrangement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

I.   APPOINTMENT OF SUBADVISOR; COMPENSATION

1.1 Appointment of Subadvisor.

Subject to and in accordance with the provisions hereof, Manager hereby appoints Subadvisor as investment subadvisor to provide the various investment advisory and other services to the Fund set forth herein and, subject to the restrictions set forth herein, and hereby delegates to Subadvisor the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Subadvisor to perform its obligations under this Agreement. Subadvisor accepts such appointment for the compensation herein provided and agrees to use its best efforts in performing the services to be provided pursuant to this Agreement. Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Contract and shall oversee and review the Subadvisor's performance of its duties under this Agreement.

1.2 Scope of Investment Authority.

  (a) Subadvisor is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Fund, subject at all times to (i) the supervision and control of the Board, (ii) the investment objectives, policies and limitations, as contained in the Fund's current Prospectus and Statement of Additional Information and other governing documents, including the Trust's Declaration of Trust and By-laws, and (iii) such instructions, policies and limitations relating to the Fund as the Board or Manager may from time to time adopt and communicate in writing to Subadvisor. Notwithstanding anything herein to the contrary, Subadvisor is not authorized to take any action, including the purchase and sale of Fund securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.

  (b) It is understood and agreed that, for so long as this Agreement shall remain in effect, Subadvisor shall, subject to
     Section 1.2(a) hereof, retain discretionary investment authority over the manner in which the Fund's assets are invested, provided that the Board and Manager shall at all times have the right to monitor the Fund's investment activities and performance, require Subadvisor to make reports and give explanations as to the manner in which the Fund's assets are being invested, and, should either Manager or the Board become dissatisfied with Subadvisor's performance in any way, terminate this Agreement in accordance with the provisions of Section 8.2 hereof.

1.3 Independent Contractor.

Notwithstanding anything herein to the contrary, Subadvisor shall be an independent contractor and will have no authority to act for or represent the Trust, the Fund or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.

1.4 Compensation.

Subadvisor shall be compensated for the services it performs on behalf of the Fund in accordance with the terms set forth in Appendix A to this Agreement.


II.  SERVICES TO BE PERFORMED BY SUBADVISOR

2.1 Investment Advisory Services,

(a) In fulfilling its obligations to manage the assets of the Fund, Subadvisor will

  (i) provide the Fund with such investment research, advice and supervision as the Board and Manager may from time to time consider necessary for the proper management of the assets of the Fund;

  (ii) formulate and implement a continuous investment program for the Fund;

  (iii) take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and the affirming of such purchases and sales with counterparties and clearing agents and ensuring that such purchases and sales are properly settled and cleared in a timely manner;

  (iv) provide to Manager, the Fund's custodian and/or to such other entities as Manager shall request, such information and reports with respect to the implementation of the Fund's investment program as Manager shall request, including daily reporting of all transactions effected by Subadvisor on behalf of the Fund and daily reporting of pricing and all other information sufficient to enable the Fund to comply with Rule 22c-1 under the 1940 Act. Subadvisor shall promptly forward to Manager and the Fund's custodian copies of all brokerage or dealer confirmations for each transaction effected for the Fund and shall as soon as is practicable provide Manager and the Fund's custodian with copies of the trade blotter for each such transaction;

  (v) provide the Board in advance of the Board's regular and special meetings and at such other times as may be reasonably requested by the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy, and such other periodic or special reports as the Board or Manager may reasonably request, all in such form and detail as requested by the Board, and make an investment officer available to attend such meetings as the Board may request. Subadvisor shall also provide the Board and Manager with copies of Subadvisor's quarterly compliance reports prepared in connection with Subadvisor's code of ethics adopted in compliance with Rule 17j-1 of the 1940 Act promptly after such reports are available; and

  (vi) provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Board.

(b) Subadvisor shall place all orders for the purchase and sale of portfolio securities for the Fund's account with brokers, dealers, futures commission merchants or banks selected by Subadvisor. Subadvisor shall use its best efforts to obtain for the Fund the most favorable net price and execution available. Subject to the policies and procedures adopted by the Board, Subadvisor may, to the extent authorized by law and in accordance with the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker or dealer who provides brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934) an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker or dealer. To the extent authorized by applicable law, Subadvisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Fund. Subject to applicable law and the policies and procedures adopted by the Board, Subadvisor may select brokers or dealers that are affiliated with Subadvisor in executing purchases and sales of securities for the Fund.

2.2 Administrative and Other Services.

(a)  Facilities and Personnel.

  Subadvisor will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value and shareholder accounting services).

(b)  Maintenance of Books and Records.

                    Subadvisor agrees to maintain, in the form and for the period required by Rules 31 a-l and 31a-2 under the 1940 Act, all accounts, books and records with respect to the Fund as are required to be maintained pursuant to the 1940 Act. Subadvisor agrees that such accounts, books and records are the property of the Trust and will be surrendered to the Trust or Manager (or any other party at the Trust's direction) promptly upon request. Subadvisor agrees to provide copies of such accounts, books and records to Manager and the Fund's accountants and auditors promptly upon request. Subadvisor shall timely furnish to Manager all information relating to Subadvisor's services under this Agreement needed by Manager to keep the other books and records of the Fund required by Rule 31 a-l under the 1940 Act. Subadvisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

(c)  Provision of Certain Additional Information.

  Subadvisor shall provide such information as is necessary to enable the Trust and Manager to prepare and update the Trust's registration statement (and any supplement thereto), the Fund's financial statements and any other periodic financial reports or other documents required to be filed with the SEC and any other regulatory entity. Subadvisor understands that the Trust and Manager will rely on such information in the preparation of the Trust's registration statement, the Fund's financial statements and other reports and documents, and hereby covenants that any such information provided by Subadvisor expressly for use in such registration statements, financial statements and/or other reports or documents shall be true and complete in all material respects. Subadvisor agrees to provide such other information as the Fund or Manager may reasonably request for use in the preparation of other materials necessary or helpful for the underwriting and distribution, of the Fund's shares.

(d)  Exercise of Voting Rights for Investments.

  Manager hereby delegates to Subadvisor discretionary authority to determine the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's investment securities shall be exercised. Subadvisor shall use its best good faith judgment to exercise such rights in a manner which best serves the interests of the Fund and its shareholders. Subadvisor shall promptly notify Manager and the Fund's custodian of corporate actions and shall notify Manager of Proxy votes in the event Subadvisor exercises any such rights with respect to the Fund's investment securities. Upon written notice to Subadvisor, the Board or Manager may at any time withdraw the authority granted to Subadvisor pursuant to this Section to perform any or all of the voting services contemplated hereby.

III.  EXPENSES

During the term of this Agreement, Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and Manager will be responsible for their respective expenses and liabilities.

IV.       COMPLIANCE WITH APPLICABLE LA WS AND GOVERNING
     DOCUMENTS; CONFIDENTIALITY

4.1 Compliance with Applicable Laws and Governing Documents.

Subadvisor will comply with (i) all applicable state and federal laws and regulations governing the performance of Subadvisor's duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Fund's current Prospectus, Statement of Additional Information and other governing documents, and (iii) such instructions, policies and limitations relating to the Fund as the Board or Manager may from time to time adopt and communicate to Subadvisor. Without limiting the generality of the foregoing, Subadvisor shall ensure that (1) the Fund shall comply with Section 817(h) of the Internal Revenue Code of 1986 and the regulations issued thereunder (the "Code"), specifically Regulation Section 1.817-5, relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, and any amendments or other modifications to such Section or regulations; (2) Subadvisor's activities do not disqualify the Fund as a regulated investment company under Subchapter M of the Code or any successor provision; and (3) any and all applicable state insurance law restrictions on investments that operate to limit or restrict the investments that the Fund may otherwise make and which Manager has provided to Subadvisor in writing are complied with as well as any changes thereto.

Subadvisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.


Manager will provide Subadvisor with copies of (i) the Trust's Declaration of Trust and By-laws, as currently in effect, (ii) the Fund's currently effective Prospectus and Statement of Additional Information, and all updates thereto, as set forth in the Trust's registration statement under the 1940 Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Board or Manager supplemental thereto, and (iv) the Management Contract. Manager will provide Subadvisor with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Fund, and such other information relating to the business affairs of the Fund as Subadvisor from time to time reasonably requests in order to discharge its obligations hereunder. Manager shall provide or cause to be provided timely information to Subadvisor regarding such matters as inflows to and outflows from the Fund and the cash requirements of the Fund.

4.2 Confidentiality.

Subadvisor will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present and potential shareholders, and will not use such records or information other than in performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction, by judicial or administrative process or otherwise by applicable law or regulation.

Subadvisor agrees not to disclose the existence of this Agreement or the underlying business relationship without the prior written approval of Manager.

V.   ACTIVITIES OF SUBADVISOR AND CONFLICTS OF INTEREST

It is understood that the services provided by Subadvisor are not to be deemed exclusive. Manager acknowledges that Subadvisor may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act ("Clients"), which may invest in the same type of securities as the Fund, and Subadvisor is free to render services to others so long as Subadvisor's services under this Agreement are not impaired. Manager agrees that Subadvisor may give advice or exercise investment responsibility and take such other action with respect to Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

If purchases or sales of securities for the Fund or other Clients of Subadvisor or its affiliates arise for consideration at or about the same time, Subadvisor shall make transactions in such securities for the Fund and its other Clients in a manner deemed equitable to all. It is agreed that, on occasions when Subadvisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other Clients, it may, to the extent permitted by applicable laws or regulations, but will not be obligated to, aggregate the securities to be sold or purchased for the Fund and the other Clients in order to obtain favorable execution and lower brokerage commissions or prices.
In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadvisor in the manner that is most equitable and consistent with its fiduciary obligations to the Fund and to such other Clients. In some cases these procedures may adversely affect the size of the position obtainable for or disposed of by the Fund or have an adverse effect on price.

It is understood that the trustees, officers, agents and shareholders of the Trust are or may be interested in Subadvisor as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Subadvisor are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Subadvisor may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust's Declaration of Trust and the declaration of trust of Subadvisor, respectively, or by specific provisions of applicable law.

No provision of this Agreement shall be construed to protect any director or officer of Manager or Subadvisor from liability in violation of Sections 17(h) and (i) of the 1940 Act.

VI.       REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations of Manager. Manager represents, warrants and agrees that:

(a) Manager is a corporation organized under the laws of the State of California;

(b) Manager is and shall remain duly registered as an "investment adviser" under the Advisers Act

(c) Manager has been duly appointed by the Board to provide investment services to the Fund as contemplated by the Management Contract;

(d) the execution, delivery and performance of this Agreement are within Manager's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;

(e) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(f) this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.

6.2 Representations of Subadvisor. Subadvisor represents, warrants and agrees that:

(a) Subadvisor is a Massachusetts corporation organized under the laws of the Commonwealth of Massachusetts;

(b) Subadvisor is registered as an "investment adviser" under the Advisers Act or is not required to register as an "investment adviser" thereunder;

(c)  Subadvisor has filed a notice of exemption pursuant to Rule
     4.14 under the Commodity Exchange Act with the Commodities
     Futures Trading Commission and the National Futures Association, or is not required to file such exemption;

(d) the execution, delivery and performance of this Agreement are within Subadvisor's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadvisor;

(e) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(f) this Agreement constitutes a legal, valid and binding obligation enforceable against Subadvisor; and
(g) the total fee to be paid by Manager to Subadvisor pursuant to this Agreement is not higher than the total fee, determined on a percentage of assets basis and including the total fee payable after any reduction or waiver of fees by Subadvisor or its affiliates (the "Total Fee"), paid as of the effective date of this Agreement, and shall be no higher than the Total Fee that may be paid in the future, by any investment manager, registered investment company (or series thereof), separate account or other entity to Subadvisor (and its affiliates) in connection with the provision of investment management or sub advisory investment management services by Subadvisor ( and its affiliates) to any registered investment company (or series thereof), separate account or other investment vehicle which has (i) as its principal investment strategy tracking or replicating the total return performance of the S&P 500 Composite Stock Price Index,
(ii) total net assets less than $1 billion dollars, and (iii) a substantially similar relationship with a sub advisor (including non-investment management services) (each, an "Equivalent Client").

     (1) In the event Subadvisor (or any affiliate of Subadvisor) enters into any arrangement with an Equivalent Client where the Total Fee to be paid to Subadvisor (or its affiliates) by such Equivalent Client is less than the fee payable to Subadvisor under this Agreement (a "Lesser Fee"), Subadvisor agrees to promptly notify Manager of such arrangement and shall agree to promptly amend this Agreement so that the total fees payable hereunder are at most equal to the Lesser Fee payable to Subadvisor (or its affiliates) by any Equivalent Client.

     (2) To the extent that a delay occurs between (i) the date Subadvisor (or any affiliate of Subadvisor) enters into any arrangement with an Equivalent Client under which such Equivalent Client is to pay a Lesser Fee, and (ii) the date Subadvisor notifies Manager of such arrangement, then (iii) Manager shall receive a corresponding credit against its Total Fee based on the difference between the Lesser Fee and the Total Fee paid by Manager during the period of the delay.

6.3 Covenants of Subadvisor.

(a)  Notification Regarding Certain Events Affecting Subadvisor.

  Subadvisor will promptly notify the Trust and Manager in writing of the occurrence of any event that could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation: (i) the occurrence of any event which could disqualify Subadvisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act or otherwise;
  (ii) any material change in Subadvisor's overall business activities that may have a material adverse effect on Subadvisor's ability to perform under its obligations under this Agreement; (iii) any event that would constitute a change in control of Subadvisor; and (iv) the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Fund conducted by any state or federal governmental regulatory authority.

(b)  Code of Ethics.

  Subadvisor will adopt a written code of ethics complying with the requirements of Rule 17j- 1 under the 1940 Act and will provide the Trust and Manager with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith. Subadvisor agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Subadvisor pursuant to this Section.

(c)  Insurance.

  Subadvisor shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager. Subadvisor agrees that such insurance shall be considered primary and Subadvisor shall assure that such policies pay claims prior to similar policies that may be maintained by Manager. In the event Subadvisor fails to have in force such insurance, that failure will not exclude Subadvisor's responsibility to pay up to the limit Subadvisor would have had to pay had said insurance been in force.

(d)  Year 2000 Compliance.

  (i) Warranty and Definition. Subadvisor is taking reasonable and comprehensive steps to ensure that its products and services (and those of its third-party suppliers) ("Services") are year 2000 Compliant.

     "Year 2000 Compliant" means that:

     (aa) Such Services operate correctly with dates on or after January 1,2000;

     (bb) Such Services accurately account for twentieth and twenty-first century dates; and

     (cc) All date-related data fields, user interfaces and data interfaces include an indication of the century such that such Services accurately recognize and accommodate the rollover to the Year 2000 (including processing the fact that Year 2000 is a leap year) without normal operation being impaired by the advent of the Year 2000.

     At Manager's request, Subadvisor shall provide test scripts sufficient to verify the Services' compliance with this Section.

  (ii) Breach of Year 2000 Warrant: Upon a breach of this subsection 6.3(d), and in addition to any other remedies available to the Fund, Trust and Manager hereunder, Subadvisor shall provide correction(s) to the products and services to make them Year 2000 Compliant within a commercially reasonable time frame of receiving notice of such non- compliance. If Subadvisor is unable to supply such correction(s) within such period, Manager may at its option treat such failure as a material breach and terminate this Agreement effective thirty (30) days after Subadvisor's receipt of Manager's notice of non- compliance. Alternatively, in the event of any breach of this subsection 6.3(d), Manager may elect immediately to terminate this Agreement for Subadvisor's material breach without any cure period.

VII.      LIABILITY OF SUBADVISOR; INDEMNIFICATION

7.1 Liability of Subadvisor.

(a) Neither Subadvisor, nor any of its directors, officers or employees, shall be liable to Manager, the Fund or the Trust for any loss resulting from Subadvisor's acts or omissions as sub advisor to the Fund, except to the extent any such losses result from (i) Subadvisor's breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Subadvisor in the performance of Subadvisor's duties and obligations under this Agreement.

(b) Notwithstanding the foregoing, Subadvisor agrees to reimburse the Trust, the Fund and Manager for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust, the Fund and Manger in the preparation, printing and distribution of proxy statements, amendments to the Trust's Registration Statement, holdings of meetings of the Trust's shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the SEC) which the Trust, the Fund or Manager incurs as the result of action or inaction of the Subadvisor or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of Subadvisor or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees; or, (ii) is within the control of Subadvisor or any of its affiliates or any of their officers, directors, employees or stockholders. So long as this Agreement is in effect, the Subadvisor shall pay to the Trust and Manager the amount due for expenses subject to this Section 7.1 (b) within 30 days after a bill or statement has been received by Subadvisor therefor. This provision shall not be deemed to be a waiver of any claim the Trust, the Fund or Manager may have or may assert against Subadvisor or others for costs, expenses or damages heretofore incurred by the Trust, the Fund or Manager or for costs, expenses or damages the Trust, the Fund or Manager may hereafter incur which are not reimbursable to it hereunder. The Trust, the Fund, Manager and Subadvisor agree that Subadvisor's maximum liability under this Section 7.1(b) shall be no more than the greater of (i) $20,000, or (ii) 20% of the total fee received by Subadvisor for its services hereunder for the twelve month period immediately preceding such action or inaction.

7.2 Indemnification.

(a) Subadvisor agrees to indemnify and hold the Trust, the Fund and Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust, the Fund or Manager resulting from
     (i) Subadvisor's breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Subadvisor in the performance of Subadvisor's duties and obligations under this Agreement, except to the extent such loss results from the Trust's, the Fund's or Manager's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of their respective duties and obligations under the Management Contract or this Agreement.

(b) Manager hereby agrees to indemnify and hold Subadvisor harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by Subadvisor resulting from (i) Manager's breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager in the performance of Manager's duties and obligations under this Agreement, except to the extent such loss results from Subadvisor's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Subadvisor's duties and obligations under this Agreement.

VIII.     DURATION, TERMINATION AND AMENDMENT OF AGREEMENT

8.1 Effective Date; Duration; Continuance.

(a) This Agreement shall become effective on May 15, 2001, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, and (ii) by vote of a majority of the Fund's outstanding voting securities.

(b) Subject to prior termination pursuant to Section 8.2 below, this Agreement shall continue in effect for two (2) years following the effective date, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually (i) by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(c) If any continuance of this Agreement is not obtained, Subadvisor will continue to act as the Fund's investment sub advisor pending the required approval of the continuance of this Agreement or of a new contract with Subadvisor or a different sub advisor or other definitive action; provided, that the compensation received by Subadvisor during such period is in compliance with Rule 15a-4 under the 1940 Act or any successor provision.

8.2 Termination and Assignment.

(a)  Subject to earlier termination as provided pursuant to
     Section 6.3(d), this Agreement may be terminated at any time, without the payment of any penalty, by the Board or the vote of a majority of the outstanding voting securities of the Fund upon sixty days' written notice to Manager and Subadvisor, and by Manager or Subadvisor upon sixty days' written notice to the Trust and the other party.

(b) This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act), or in the event the Management Contract is terminated for any reason.

(c) Notwithstanding the foregoing, this Agreement may be terminated by Manager upon material breach by Subadvisor of any of the representations and warranties set forth in this Agreement, if such breach shall not have been cured within a 20 day period after notice of such breach; or immediately if Subadvisor becomes unable to discharge its duties and obligations under this Agreement.

8.3 Amendments.

This Agreement may not be amended without the prior written consent of each of the parties hereto and unless such amendment is specifically approved (i) if required by law, by the vote of a majority of the outstanding voting securities of the Fund, and
(ii) by the vote of a majority of the trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any person to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

8.4 Definitions.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the SEC.

IX.  MISCELLANEOUS PROVISIONS

9.1 Notices and Instructions.

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Manager or Subadvisor, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section
9.1. Instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to Subadvisor.

9.2 Entire Agreement.

This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

9.3 Captions.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

9.4 Severability.

If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

9.5 Governing Law.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.
To the extent that the laws of the State of California, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

9.6 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

9.7 Limitation of Liability.

Subadvisor acknowledges that it has received notice of and accepts the limitations on the Trust's liability as set forth in its Agreement and Declaration of Trust. Subadvisor agrees that the Trust's obligations hereunder, if any, shall be limited to the assets of the Fund, and that Subadvisor shall not seek satisfaction of any such obligation from any shareholders of the Fund or from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


FRANKLIN ADVISERS, INC.


By:  /s/ Charles E. Johnson
Name:      Charles E. Johnson
Title:     President

SSGA FUNDS MANAGEMENT, INC.


By:  /s/ Gustaff V. Fish, Jr.
Name:     Gustaff V. Fish, Jr.

Title:    President



Franklin S&P 500 Index Fund hereby acknowledges and agrees to the provisions of Section 3 and Section 7.1 of this Agreement.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST on behalf of
FRANKLIN S&P 500 INDEX FUND


By:  /s/ David P. Goss________

Name:   David P. Goss
Title:     Vice President







                           APPENDIX A

Pursuant to Section 1.4 of the Agreement, Manager shall pay a monthly sub advisory fee in cash to Subadvisor based upon a percentage of the value of the Fund's net assets, calculated as set forth below, which fee shall be payable on the first business day of the month in each year as compensation for the services rendered and obligations assumed by Subadvisor during the preceding month. The fee shall be payable on the first business day of the first month following the effective date of the Agreement.

For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as that the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's currently effective Prospectus and Statement of Additional Information. The rate of the sub advisory fee payable by Manager shall be calculated daily at the following annual rates:

          0.05% of the value of its net assets up to and including $50,000,000; and

          0.04% of the value of its net assets over $50,000,000 up to and including
          $100,000,000; and

          0.02% of the value of its net assets over $100,000,000.

If the Agreement is terminated prior to the end of any month, the monthly sub advisory fee shall be prorated for the portion of the month the Agreement is in effect and shall be payable promptly after the date of the termination.

Subadvisor agrees to look exclusively to Manager, and not to any assets of the Trust or the Fund, for the payment of Subadvisor's fees arising under the Agreement.